Exhibit 99.1

Investors contact:	Don Washington	News Release
Director, Investor Relations and
	Corporate Communications	EnPro Industries
	704-731-1527	5605 Carnegie Boulevard
	don.washington@enproindustries.com	Charlotte, North Carolina 28209-4674
Phone: 704 731 1500
Fax: 704-731-1511
www.enproindustries.com
Media contact:	Tammie McGee
Manager, Corporate Communications
704-731-1548
tammie.mcgee@enproindustries.com
Stephen E. Macadam Named President and CEO of EnPro Industries
CHARLOTTE, NC, MARCH 10, 2008 — EnPro Industries Inc. (NYSE: NPO), a leading manufacturer of engineered industrial products, today announced that Stephen E. Macadam will join the company as president and chief executive officer, effective April 14, 2008. Macadam succeeds Ernest F. Schaub, who announced in November 2007 that he would retire as president and chief executive officer after having served in that role since May 2002. Schaub will work closely with Macadam to ensure a smooth transition.
Macadam, 47, comes to EnPro from BlueLinx Holdings Inc. (NYSE: BXC), a leading North American distributor of building products, where he has served as chief executive officer since October 2005.
“We are pleased that Steve has accepted this position,” said Bill Holland, non-executive chairman of the company’s board. “He is an extremely talented and proven executive whose vision and experience complement the strengths of our businesses. The Board is very confident he will continue to lead our profitable growth. We welcome him and look forward to working with him as we position our company for the future.”
Holland continued: “In succeeding Ernie, Steve will replace a man who has been integral to our company’s success. Ernie has personally overseen a remarkable transformation in our company, executing our strategy with great success. He leaves in place a management team and a board of directors who are fully committed to the course we have established. On behalf of the entire EnPro family, I thank Ernie for his outstanding contributions.”
Said Schaub, “I am truly grateful to have had the opportunity to work with such a highly dedicated group of employees and managers. We have achieved extraordinary things in our nearly six years as a public company. Strong operating management and prudent investments of our capital have positioned our company well. We have the right strategy and people in place to remain on our path and I wish Steve all the best as he undertakes the leadership of a remarkable company.”
“I am pleased to join EnPro and honored to succeed Ernie,” said Macadam. “I am confident we can build on his exceptional accomplishments to make EnPro even stronger. My priorities will center on maintaining a focus on the sound management practices, accretive growth strategies and maximization of shareholder value that have made this company successful. I look forward to working closely with all EnPro employees to embrace the opportunities that lie ahead.”
“Steve’s selection culminates a comprehensive six-month search and the review of many highly qualified candidates, both internal and external,” said Peter Browning, chairman of the compensation and human resources committee of the board. “Our process led us to the unanimous conclusion that Steve is the right leader for our company. His philosophy is directly aligned with our strategies and we’re confident our company will thrive under his leadership.”
Prior to joining BlueLinx, Macadam served from 2001 to 2005 as president and chief executive officer of Consolidated Container Company, a manufacturer of molded plastic containers. Before joining Consolidated Container, Macadam spent three years as an executive at Georgia Pacific Corporation. During his time there, he ran a division that was named “Business of the Year” within Georgia Pacific. Earlier, Macadam worked at McKinsey & Company, where he became a partner and principal. While at McKinsey, he led the opening of the firm’s Charlotte office in 1996. Macadam holds a Bachelor of Science degree in mechanical engineering from the University of Kentucky, a Master of Science degree in finance from Boston College and a master of business administration from the Harvard Business School. Macadam is also a director of Solo Cup Company.
EnPro has entered into an employment agreement with Macadam, which it intends to make publicly available later today in a filing with the Securities and Exchange Commission. The agreement provides for a variety of equity awards designed to align his interests with those of the company’s shareholders. In addition to stock options and performance incentive awards, the agreement calls for an inducement award of 53,500 shares of restricted stock to be granted outside of the company’s shareholder-approved equity compensation plan. The restricted stock will vest in three equal annual increments beginning with the third year after Macadam joins the company.
About EnPro

EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, compressor systems and components, diesel and dual- fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.
Additional Information Concerning Proxy Materials

EnPro will file a proxy statement in connection with its 2008 annual meeting of shareholders. EnPro shareholders are strongly advised to read the proxy statement and the accompanying proxy card when they become available, as they will contain important information. Shareholders will be able to obtain this proxy statement, any amendments or supplements to the proxy statement and other documents filed by EnPro with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at http://www.sec.gov. Copies of the proxy statement and any amendments and supplements to the proxy statement will also be available for free at EnPro’s website, http://www.enproindustries.com, or by writing to EnPro Industries, Inc., 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina 28209, Attention: Corporate Secretary. EnPro and its directors, nominees and executive officers may be deemed to be participants in the solicitation of proxies for EnPro’s 2008 annual meeting, and detailed information regarding the names, affiliations and interests of these individuals is available in EnPro’s preliminary proxy statement for its 2008 annual meeting of shareholders filed with the Securities and Exchange Commission on March 7, 2008.

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